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                                                CENTRAL RESERVE LIFE CORPORATION
                                                17800 ROYALTON ROAD
                                                STRONGSVILLE, OHIO  44136
                                                WWW.CENTRALRESERVE.COM
                                                NASDAQ: CRLC

AT THE COMPANY:                AT THE FINANCIAL RELATIONS BOARD:
Gayle Vixler                   Mike Arneth                   Janine Warrell
First Vice President           General Information           Analyst Inquiries
(440) 572-2400                 (312)640-6734                 (312)640-6775

                               Margie Baigh
                               Media Inquiries
                               (312) 640-6690

FOR IMMEDIATE RELEASE
MONDAY, AUGUST 3, 1998

                   CENTRAL RESERVE LIFE COMPLETES ACQUISITION
                OF UNITED BENEFIT LIFE HEALTH INSURANCE BUSINESS

STRONGSVILLE, OHIO, AUGUST 3, 1998 -- CENTRAL RESERVE LIFE INSURANCE COMPANY
(CRL), a subsidiary of CENTRAL RESERVE LIFE CORPORATION (NASDAQ: CRLC), announced completion of its transaction to acquire through reinsurance all of the health insurance business of United Benefit Life Insurance Company, a subsidiary of privately-held United Benefit Managed Care Corp. (UBMCC), based in Fort Worth, Texas.

The transaction, effective August 1, affects a block of business which primarily includes major medical type policies sold to individuals and small businesses.

In addition, the agreement also provides CRL with access to United Benefit Life's current sales force through an agency agreement with Insurance Advisors of America, Inc. (IAAI), another subsidiary of UBMCC.

The United Benefit Life block of business presently generates approximately $100 million in annual premium revenue. The addition of this block will increase CRL's annual premium revenue by 50 percent to over $350 million. Through a quota-share reinsurance agreement, approximately 100,000 United Benefit Life covered lives are assured of continued coverage, and all terms and conditions of their policies will be honored by CRL.

Central Reserve Life Corporation, through its Ohio-domiciled life insurance company, specializes in meeting the insurance needs of individuals and small to mid-sized businesses with accident and health insurance and short-term major medical insurance.

              VISIT ON THE WORLDWIDE WEB AT WWW.CENTRALRESERVE.COM

                 FOR MORE INFORMATION ABOUT CENTRAL RESERVE LIFE
                       CORPORATION TOLL-FREE VIA FAX, DIAL
                    1-800-PRO-INFO ENTER COMPANY CODE "CRLC"

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